Strategic Environmental & Energy Resources, Inc. 10-12b

Exhibit 99.1

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Consolidated Financial Statements

For the Years Ended December 31, 2012 and 2011

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.

Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Strategic Environmental & Energy Resources, Inc.

We have audited the accompanying consolidated balance sheets of Strategic Environmental & Energy Resources, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. Strategic Environmental & Energy Resources, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Strategic Environmental & Energy Resources, Inc. as of December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

L J Soldinger Associates, LLC

Deer Park, Illinois

May 7, 2013

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONSOLIDATED BALANCE SHEETS

ASSETS	December 31,
Current assets:	2012	2011
Cash	$70,400	$81,100
Cash - restricted	220,000
Accounts receivable, net of allowance for doubtful accounts of $92,900 and $299,700, respectively	1,173,800	478,100
Costs and estimated earnings in excess billings on uncompleted contracts	35,500	165,900
Inventory	46,000	2,200
Prepaid expenses and other assets	41,600	41,600
Total current assets	1,587,300	768,900

Property and equipment, net	752,100	796,800
Intangible assets, net	450,900	536,000
Other assets	9,400	9,700
TOTAL ASSETS	$2,799,700	$2,111,400

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,323,300	$1,418,900
Accrued liabilities	499,100	469,200
Billings in excess of costs and estimated earnings on uncompleted contracts	327,400	38,000
Current portion of payroll taxes payable	335,400	232,000
Current portion of notes payable and capital lease obligations	319,800	766,800
Notes payable - related parties, including accrued interest	190,400	255,800
Total current liabilities	2,995,400	3,180,700

Payroll taxes payable, net of current portion	745,400	903,600
Notes payable and capital lease obligations, net of current portion	281,600	69,100
Total liabilities	4,022,400	4,153,400

Commitments and contingencies

Stockholders’ deficit:
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued	—	—
Common stock; $.001 par value; 70,000,000 shares authorized; 40,349,400 and 27,484,000 shares issued and outstanding 2012 and 2011, respectively	40,300	27,500
Additional paid-in capital	10,632,200	8,036,600
Stock subscription receivable	(100,000)	—
Accumulated deficit	(11,595,500)	(10,106,100)
Non-controlling interest	(199,700)	—
Total stockholders’ deficit	(1,222,700)	(2,042,000)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,799,700	$2,111,400

The accompanying notes are an integral part of these consolidated financial statements.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
Revenue:	2012	2011
Products	$1,439,800	$1,788,200
Services	5,401,600	4,779,900
Total revenue	6,841,400	6,568,100

Operating expenses:
Products costs	1,037,800	1,239,000
Services costs	3,297,700	3,208,100
Selling, general and administrative expenses	4,127,200	3,352,300
Total operating expenses	8,462,700	7,799,400

Loss from operations	(1,621,300)	(1,231,300)

Other income (expenses):
Interest income	1,300	—
Interest expense	(303,900)	(188,100)
Penalties and late fees	(26,200)	(104,600)
Gain (loss) on conversion of debt to equity	305,800	40,900
Gain (loss) on sale of property and equipment	—	(63,200)
Other	(44,800)	(23,600)
Total non-operating expenses, net	(67,800)	(338,600)

Net loss	(1,689,100)	(1,569,900)
Less: Net loss attributable to non-controlling interest	(199,700)	—
Net loss attributable to SEER common stockholders	$(1,489,400)	$(1,569,900)

Net loss per share, basic and diluted	$(0.05)	$(0.06)

Weighted average shares outstanding – basic and diluted	32,963,000	26,056,100

The accompanying notes are an integral part of these consolidated financial statements.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid-in	Stock Subscription	Accumulated	Non-controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Interest	Deficit
Balances, January 1, 2011	—	—	24,763,300	$24,800	$7,336,400	$—	$(8,536,200)	$—	$(1,175,000)
Sale of common stock and warrants, net of fees			920,000	900	198,100		—		199,000
Issuance of common stock for services			460,000	500	45,900		—		46,400
Issuance of common stock for extension of non-binding agreement			100,000	100	49,900		—		50,000
Issuance of warrants for services					19,900		—		19,900
Stock-based compensation					171,100		—		171,100
Conversion of note payable into common stock			240,700	200	103,300		—		103,500
Issuance of common stock for purchase of asset			1,000,000	1,000	99,000		—		100,000
Debt discount on notes payable					13,000		—		13,000
Net loss							(1,569,900)		(1,569,900)
Balances, December 31, 2011	—	—	27,484,000	27,500	8,036,600	—	(10,106,100)	—	(2,042,000)
Sale of common stock and warrants, net of fees			6,225,000	6,200	1,308,800		—		1,315,000
Sale of common stock and warrants with bridge loans			350,000	300			—		300
Debt discount related to bridge loans					93,900		—		93,900
Conversion of bridge loans and related interest into common stock			1,790,400	1,800	356,200		—		358,000
Conversion of note payable into common stock			900,000	900	147,600		—		148,500
Issuance of common stock for note receivable			500,000	500	99,500	(100,000)	—		—
Issuance of common stock for services			3,100,000	3,100	508,400		—		511,500
Vesting of warrants for services				—	21,200		—		21,200
Stock-based compensation				—	60,000		—		60,000
Net loss							(1,489,400)	(199,700)	(1,689,100)
Balances, December 31, 2012	—	—	40,349,400	$40,300	$10,632,200	$(100,000)	$(11,595,500)	$(199,700)	$(1,222,700)

The accompanying notes are an integral part of these consolidated financial statements.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
Cash flows from operating activities:	2012	2011
Net loss	$(1,689,100)	$(1,569,900)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts receivable	115,600	330,200
Depreciation and amortization	327,900	399,400
Stock-based compensation expense	592,800	287,400
Loss on sale of property and equipment	—	63,200
Gain on extinguishment of debt	(305,800)	(40,900)
Amortization of debt discount	99,900	7,200
Changes in operating assets and liabilities:
Cash - restricted	(220,000)	—
Accounts receivable	(816,400)	113,300
Costs in Excess of billings on uncompleted contracts	130,400	(24,000)
Inventory	(43,800)	9,000
Prepaid expenses and other assets	300	84,100
Accounts payable	(28,700)	342,200
Accrued liabilities and related party notes payable accrued interest	156,400	71,900
Billings in excess of revenue on uncompleted contracts	289,400	(170,100)
Payroll taxes payable	(54,700)	22,200
Net cash used in operating activities	(1,445,800)	(74,800)

Cash flows from investing activities:
Purchase of property and equipment	(76,900)	(100,600)
Proceeds the sale of property and equipment	—	7,500
Net cash used in investing activities	(76,900)	(93,100)

Cash flows from financing activities:
Proceeds from notes payable	575,000	105,000
Payments of notes payments and capital lease obligations	(308,500)	(173,300)
Proceeds from related party notes payable	—	61,400
Payments of related party notes payable and accrued interest	(69,500)	(15,900)
Proceeds from the sale of common stock and warrants, net of expenses	1,315,000	199,000
Net cash provided by financing activities	1,512,000	176,200

Net increase (decrease) in cash	(10,700)	8,300
Cash at the beginning of year	81,100	72,800
Cash at the end of year	$70,400	$81,100

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC. CONSOLIDATED STATEMENT OF CASH FLOWS - Continued

Supplemental disclosures of cash flow information:

Cash paid for interest	$74,500	$35,800

Supplemental disclosure of noncash financing and investing activities:

Accounts receivable offset against notes payable	$5,000	$—
Conversion of accounts payable and accrued expenses to notes payable	$66,900	$—
Conversion of accrued interest to note payable	$—	$3,000
Conversion of notes payable and accrued interest to common stock	$812,400	$144,500
Discount on note payable	$99,900	$5,700
Disposition of property, equipment, other assets and accounts payable under settlement agreement	$—	$154,800
Purchase of assets under capital leases	$121,300	$10,200
Purchase of intangible assets for common stock	$—	$100,000
Transfer of prepaid asset to equipment	$—	$1,800

The accompanying notes are an integral part of these consolidated financial statements.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND FINANCIAL CONDITION

Organization

Strategic Environmental & Energy Resources, Inc. (“SEER”, “we” or the “Company”), a Nevada corporation, is a provider of industrial products and services in the environmental, energy, and rail transportation sectors. SEER has three wholly-owned operating subsidiaries which provide industrial services to companies in the petroleum, industrial, manufacturing, and medical industries: REGS, LLC (d/b/a Resource Environmental Group Services (“REGS”))provides mobile cleaning services to refineries and other entities in Colorado, Wyoming, Oklahoma, Kansa and Utah and also operates a site in Utah, on behalf of another company, to treat frac water resulting from oil and gas exploration; Tactical Cleaning Company, LLC (“TCC”) provides cleaning services to railcar tankers from its sites in Colorado and Kansas; MV, LLC (“MV”), located in Colorado, designs and builds emission and odor control units for refineries, municipalities and other corporate entities; and two majority-owned subsidiaries, Paragon Waste Solutions, LLC (“PWS”) a newly formed operating company, owned 54% by SEER (see Note 7) that is developing specific opportunities to deploy and commercialize certain patent-pending technologies for a cold plasma oxidation process that makes possible the clean destruction of hazardous chemical and biological waste (i.e., hospital red bag waste) without traditional incineration with harmful emissions and BeneFuels, LLC (“BeneFuels”), formed in February 2013, owned 90% by SEER and was formed to focus specifically on treating biogas for conversion to pipeline quality gas and/or CNG for fleet vehicles. BeneFuels had no operations as of May 7, 2013.

Principals of Consolidation

The accompanying consolidated financial statements include the accounts of SEER, its wholly-owned subsidiaries, REGS, TCC and MV and its majority-owned subsidiaries PWS and BeneFuels, since their respective acquisition or formation dates. All material intercompany accounts, transactions, and profits have been eliminated in consolidation.

Basis of Presentation- Liquidity

As shown in the accompanying consolidated financial statements, the Company has experienced recurring losses, and has accumulated a deficit of approximately $11.6millionas of December 31, 2012 and for the years ended December 31, 2012, and 2011, we incurred net losses of approximately $1.7million and $1.57 million, respectively. As of December 31, 2012 and 2011, our current liabilities exceeded our current assets by $1.4 million and $2.4 million, respectively, and our total liabilities exceeded our total assets by $1.2 million and $2 million, respectively.

Realization of a major portion of our assets as of December 31, 2012, is dependent upon our continued operations. Accordingly, we have undertaken a number of specific steps to continue to operate as a going concern. In 2012, we raised approximately $1.3 million through the sale of common stock and converted approximately $.5 million in debt to equity. In addition, we have focused on developing organic growth in our operating companies and improving gross and net margins through increased attention to pricing, aggressive cost management and overhead reductions. We made additions to our senior management team to support these initiatives, and focused on streamlining our business model to improve profitability. We also increased our business development efforts in MV to address opportunities identified in expanding markets attributable to increased interest in energy conservation and emission control regulations. For the period January 1, 2013 through April 26, 2013, we raised approximately $516,000 in equity financing through the sale of common stock and management plans to raise additional equity financing through the sale of common stock. There can be no assurance that the Company will achieve the desired result of net income and positive cash flow from operations in future years. Management believes that current working capital and proceeds from the sale of common stock in 2013 will be sufficient to allow the Company to maintain its operations through December 31, 2013 and into the foreseeable future.

Reclassifications

Certain reclassifications have been made in the 2011consolidated financial statements to conform to the 2012 presentation.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make a number of estimates and assumptions related to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of intangible assets; valuation allowances and reserves for receivables and inventory and deferred income taxes; revenue recognition related to contracts accounted for under the percentage of completion method; share-based compensation; and loss contingencies, including those related to litigation. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid debt investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Periodically, we maintain deposits in financial institutions in excess of federally insured limits. As of December 31, 2012 and 2011, we did not hold any assets that would be deemed to be cash equivalents.

Restricted Cash

At December 31, 2012, the company had $220,000 of self-imposed restricted cash that was maintained by its attorney in a special trust account created for the purpose of making payments to the IRS in accordance with an installment plan (see Note 8).

Accounts Receivable and Concentration of Credit Risk

Accounts receivable are recorded at the invoiced amounts less an allowance for doubtful accounts. The allowance for doubtful accounts is based on our estimate of the amount of probable credit losses in our accounts receivable. We determine the allowance for doubtful accounts based upon an aging of accounts receivable, historical experience and management judgment. Accounts receivable balances are periodically reviewed for collectability, and balances are charged off against the allowance when we determine that the potential for recovery is remote. An allowance for doubtful accounts of approximately $92,900 and $299,700 has been reserved as of December 31, 2012 and 2011, respectively.

We are exposed to credit risk in the normal course of business, primarily related to accounts receivable. Our customers operate primarily in the oil production and refining, rail transport, biogas generating and wastewater treatment industries in the United States. Accordingly, we are affected by the economic conditions in these industries as well as general economic conditions in the United States. To limit credit risk, management periodically reviews and evaluates the financial condition of its customers and maintains an allowance for doubtful accounts. As of December 31, 2012, we do not believe that we have significant credit risk.

As of December 31, 2012, we had one customer who comprised approximately 38% of our accounts receivable. As of December 31, 2011, we had one customer who comprised 38%, respectively, of our accounts receivable.

As of December 31, 2012, we had two customers with sales in excess of 10% of our revenue and combined were in excess of 27%. We did not have any customers with sales in excess of 10% of our revenue in 2011.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value due to their short-term maturities. We believe that the carrying value of notes payable with third parties, including their current portion, approximate their fair value, as those instruments carry market interest rates based on our current financial condition and liquidity. We believe the amounts due to related parties also approximate their fair value, as their carried interest rates are consistent with those of our notes payable with third parties.

Fair Value

As defined in authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1” measurements) and the lowest priority to unobservable inputs (“Level 3” measurements). The three levels of the fair value hierarchy are as follows:

Level 1 - Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Other inputs that are observable, directly or indirectly, such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Inventory

Inventory is stated at the lower of cost or market, generally using the specific identification method. Our inventory is primarily comprised of accumulated costs related to MV contracts. These costs represent recoverable costs incurred for production, including materials, engineering time billed as incurred and allocable operating overhead. Inventories are reviewed periodically and items considered to be slow-moving or obsolete are reduced to estimated net realizable value through an appropriate reserve. At December 31, 2012 and 2011, there was no inventory reserve.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Expenditures for replacements, renewals and betterments are capitalized. Repairs and maintenance costs are expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets of generally five to seven years for equipment, five to ten years for vehicles and three years for computer related assets. Assets are depreciated starting at the time they are placed into service. A portion of depreciation expense is charged to cost of product revenue on the consolidated statement of operations.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Property and Equipment, continued

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term (including reasonably assured renewal periods), which range from three to seven years, or their estimated useful life.

Intangible Assets

Intangible assets with estimable useful lives are amortized using the straight-line method over their respective estimated useful lives verses their estimated residual values, and are reviewed for impairment annually, or whenever events or circumstances indicate their carrying amount may not be recoverable. We conduct our annual impairment test on December 31 of each year. The Company has evaluated its intangibles for impairment and has determined that intangibles were not impaired.

Long-lived Assets

We evaluate the carrying value of long-lived assets for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An asset is considered to be impaired when the anticipated undiscounted future cash flows of an asset group are estimated to be less than its carrying value. The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value. Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows. No impairment was determined as of December 31, 2012 and 2011.

Revenue Recognition

We recognize revenue related to contract projects and services when all of the following criteria are met: (i) persuasive evidence of an agreement exists, (ii) delivery has occurred or services have been rendered, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. Our revenue is primarily comprised of services related to industrial cleaning and railcar cleaning, which we recognize as services are rendered.

Product revenue generated from projects, which include the manufacturing of products, for removal and treatment of hazardous vapor and gasses is accounted for under the percentage-of-completion method for projects with durations in excess of three months and the completed-contract method for all other projects. Total estimated revenue includes all of the following: (1) the basic contract price (2) contract options (3) change orders (4) claims and (5) contract provisions for penalties and incentive payments, including award fees and performance incentives.

Under the percentage-of-completion method, we recognize revenue primarily based on the ratio of costs incurred to date to total estimated contract costs. Performance incentives are included in our estimates of revenue using the percentage-of-completion method when their realization is reasonably assured. Cancellation fees are included in our estimates of revenue using the percentage-of-completion method when the cancellation notice is received from the client.

Provisions for estimated losses on uncompleted contracts are made in the period in which the losses are identified. The cumulative effect of changes to estimated contract profit and loss, including those arising from contract penalty provisions such as liquidated damages, final contract settlements, warranty claims and reviews of our costs performed by clients, are recognized in the period in which the revisions are identified. To the extent that these adjustments result in a reduction or elimination of previously reported profits, we report such a change by recognizing a charge against current earnings.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Revenue Recognition, continued

For contracts accounted for under the percentage-of-completion method, we include in current assets and current liabilities amounts related to construction contracts realizable and payable. Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract costs and profits recognized to date over billings to date, and are recognized as a current asset. Billings in excess of costs and estimated earnings on uncompleted contracts represents the excess of billings to date over the amount of contract costs and profits recognized to date, and are recognized as a current liability.

Stock-based Compensation
We account for stock-based awards at fair value on the date of grant, and recognize compensation over the service period that they are expected to vest. We estimate the fair value of stock options and stock purchase warrants using the Black-Scholes option pricing model. The estimated value of the portion of a stock-based award that is ultimately expected to vest, taking into consideration estimated forfeitures, is recognized as expense over the requisite service periods. The estimate of stock awards that will ultimately vest requires judgment, and to the extent that actual forfeitures differ from estimated forfeitures, such differences are accounted for as a cumulative adjustment to compensation expenses and recorded in the period that estimates are revised.

Research and Development

Research and development costs are charged to expense as incurred. Such expenses were $416,000 and $2,000, respectively, for the years ended December 31, 2012 and 2011.

Income Taxes

The Company accounts for income taxes pursuant to Accounting Standards Codification (“ASC”) 740, Income Taxes, which utilizes the asset and liability method of computing deferred income taxes. The objective of this method is to establish deferred tax assets and liabilities for any temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The current and deferred tax provision is allocated among the members of the consolidated group on the separate income tax return basis.

ASC 740 also provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized. During the years ended December 31, 2012 and 2011 the Company recognized no adjustments for uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. No interest and penalties related to uncertain tax positions were recognized at December 31, 2012 and 2011. The Company expects no material changes to unrecognized tax positions within the next twelve months.

The Company has not filed federal and state tax returns since inception. The tax periods for the years ending December 31, 2008 through 2012 are open to examination by federal and state authorities.

Recently issued accounting pronouncements

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASU’s) to the FASB’s Accounting Standards Codification. The Company considers the applicability and impact of all new or revised ASU’s.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recently issued accounting pronouncements, continued

In December 2011, the FASB issued an amendment to the accounting guidance for disclosure of offsetting assets and liabilities and related arrangements. The amendment expands the disclosure requirements in that entities will be required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The amendment is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013, and shall be applied retrospectively. We do not expect the adoption of this accounting pronouncement to have a material impact on our financial statements when implemented.

In July 2012, the Financial Accounting Standards Board (“FASB”) issued guidance which amends the guidance on testing indefinite-lived intangible assets, other than goodwill, for impairment. Under the new guidance, an entity testing an indefinite-lived intangible asset for impairment has the option of performing a qualitative assessment before calculating the fair value of the asset. If the entity determines, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is not more likely than not impaired, the entity would not need to calculate the fair value of the asset. The guidance is effective for the Company for our annual impairment test for fiscal 2014. The adoption of this guidance is not expected to have a significant impact on our consolidated financial position, results of operations, or cash flows.

In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In March 2013, the FASB issued ASU 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity,” (“ASU 2013-05”). The objective of ASU 2013-05 is to clarify the applicable guidance for the release into net income of the cumulative translation adjustment upon derecognition of a subsidiary or group of assets within a foreign entity. ASU 2013-05 is effective for annual and interim reporting periods beginning after December 15, 2013 with early adoption permitted. The Company is currently evaluating the impact that the adoption will have on the determination or reporting of its financial results.

Risks From Concentrations Not Noted Elsewhere

In 2012, 66% of the revenues of TCC were derived from two customers.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment was comprised of the following:

	December 31,
	2012	2011

Field and shop equipment	$1,051,900	$1,081,200
Vehicles	382,500	421,600
Furniture and office equipment	24,500	31,000
Leasehold improvements	55,500	55,500
	1,514,400	1,589,300
Less: accumulated depreciation and amortization	(762,300)	(792,500)
Property and equipment, net	$752,100	$796,800

Depreciation expense and amortization of leasehold improvements for the years ended December 31, 2012 and 2011, was $242,800 and $295,400, respectively.

Property and equipment included the following amounts for leases that have been capitalized at December 31:

	2012	2011

Field and shop equipment	$148,500	$27,200
Less: accumulated amortization	(29,500)	(13,100)
	$119,000	$14,100

NOTE 4 – INTANGIBLE ASSETS

Intangible assets were comprised of the following:

	December 31, 2012
	Gross carrying amount	Accumulated amortization	Net carrying value

Customer list	$42,500	$(27,800)	$14,700
Technology	712,100	(294,700)	417,400
Trade name	54,600	(35,800)	18,800

	$809,200	$(358,300)	$450,900

	December 31, 2011
	Gross carrying amount	Accumulated amortization	Net carrying value

Customer list	$42,500	$(21,800)	$20,700
Technology	712,100	(223,500)	488,600
Trade name	54,600	(27,900)	26,700

	$809,200	$(273,200)	$536,000

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 4 – INTANGIBLE ASSETS, continued

The estimated useful lives of the intangible assets range from seven to ten years. Amortization expense was $85,100and $104,000 for the years ended December 31, 2012 and 2011, respectively. The estimated aggregate amortization expense for each of the next five years is as follows:

2013	$85,100
2014	85,100
2015	77,000
2016	71,200
2017	71,200
Thereafter	61,300
$450,900

NOTE 5 - ACCRUED LIABILITIES

Accrued liabilities were comprised of the following:

	December 31,
	2012	2011

Accrued compensation and related taxes	$385,100	$144,400
Accrued interest	61,600	142,200
Accrued material and other job related costs	30,700	172,200
Other	21,700	10,400
	$499,100	$469,200

NOTE 6 - UNCOMPLETED CONTRACTS

Costs, estimated earnings and billings on uncompleted contracts are as follows:

	December 31,
	2012	2011

Revenue Recognized	$63,800	$477,200
Less: Billings to date	(28,300)	(311,300)
Costs and estimated earnings in excess of billings on uncompleted contracts	$35,500	$165,900

Billings to date	$775,800	$69,500
Revenue recognized	(448,400)	(31,500)
Billings in excess of costs and estimated earnings on uncompleted contracts	$327,400	$38,000

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 7– INVESTMENT IN PARAGON WASTE SOLUTIONS LLC

In 2010, the Company and Black Stone Management Services, Inc. (“Black Stone”) formed PWS whereby 1,000,000 membership units were issued, the Company acquired 60% (600,000) of the membership units in PWS and Black Stone acquired 40% (400,000) of the membership units in PWS, respectively. In June 2012, the Company and Blackstone each allocated 10% of their respective membership units in PWS to two individuals, one of which is an officer of the Company and one which is a shareholder of the Company and an officer of a subsidiary. There was no value to the units at the time of the allocation. As of December 31, 2012 the Company owns 54% of the membership units, Black Stone 36% of the membership units and two individuals, one of which is an officer of the Company and one who is a shareholder, each own 5% each of the membership units.

In August, 2011, we acquired certain waste destruction technology intellectual property (the “IP”) from Black Stone in exchange for 1,000,000 shares of our common stock valued at $100,000. We estimated the useful life of the IP at ten years, which was consistent with the useful life of other technology included in our intangible assets, and management’s initial assessment of the potential marketability of the IP.

During 2012, we have provided approximately $415,000 in funding to PWS for further development and construction of a prototype commercial waste destruction unit. Black Stone has made no capital contributions or other funding to PWS. The intent of the operating agreement is that we will provide the funding as an advance against future earnings distributions made by PWS.

NOTE 8 - PAYROLL TAXES PAYABLE

In 2009 and 2010, the Company became delinquent for unpaid federal employer and employee payroll taxes and accrued interest and penalties related to the unpaid payroll taxes. Additionally, we had amounts outstanding for certain unpaid state payroll taxes and accrued interest and penalties applicable to 2012 and 2011. All interest and penalties related to the delinquent federal and state payroll taxes are included in the section labeled “other income and expenses” in the consolidated statement of operations.

In September 2011, we received approval from the IRS to begin paying our outstanding federal payroll tax and related interest and penalties liabilities totaling approximately $971,000, for the aforementioned years in installments (the “Installment Plan”). Under the Installment Plan, we were required to pay minimum monthly installments of $12,500 commencing September 2011, which increased to $25,000 per month in September 2012, until the liability is paid in full. Through the duration of the Installment Plan, the IRS continues to charge penalties and interest at statutory rates. If the conditions of the Installment Plan are not met, the IRS may cancel it and may demand the outstanding liability to be repaid through a levy on income, bank accounts or other assets, or by seizing certain of our assets. Additionally, the IRS has filed a notice of federal tax lien against certain of our assets to satisfy the obligation. The IRS is to release this lien if and when we pay the full amount due. As of December 31, 2012 and 2011, the outstanding balance due to the IRS was $1,045,400, and $1,103,500, respectively. Two of the officers of the Company also have liability exposure for a portion of the taxes if the Company does not pay them.

As of December 31, 2012 and 2011, the amounts due for past due state payroll taxes, interest and penalties, was $35,400, and $32,100, respectively.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 9 – DEBT

In June 2011, we issued an unsecured promissory note to a third party in the amount of $40,000 (the “June 2011 Note”) bearing interest at a rate of 10% per annum and a three year warrant to purchase 13,000 shares of our common stock at an exercise price of $1.00 per share. In addition, a second note payable, to the same third party, in the amount of $25,000 plus $3,000 of accrued interest was also converted into the June 2011 Note, resulting in a new principal balance of $68,000. Principal payments were due beginning November 2011 and the June 2011 Note is in default as of December 31, 2012, as no payments have been made to date. We valued the warrant at $170 using the Black-Scholes model and recorded this amount as a debt discount. The debt discount was fully amortized during 2011.

In December 2011, we issued a secured promissory note to a third party in the amount of $50,000 (the “December 2011 Note”) bearing interest at 18% per year, secured by certain assets in TCC and a five year warrant to purchase 25,000 shares of our common stock at an exercise price of $0.50 per share. We valued the warrant at $5,749 using the Black-Scholes model and recorded this amount as a debt discount. The December 2011 Note was paid in full in June 2012.

The Company entered into a loan agreement evidenced by a convertible secured promissory note with Advanced Technology Materials, Inc. on February 14, 2012. The amount of the convertible secured promissory note is $225,000. The loan agreement allows for an additional $225,000 to be borrowed upon meeting certain defined milestones and stipulates the Company provide the lenders, among other things, a security agreement which also identifies the collateral, a registration rights agreement granting piggy-back registration rights to the lender, a development agreement and use the loan proceeds for projects and transactions contemplated in the term sheet and development agreement. The note bears interest at 5 percent per annum. The entire loan and/or unpaid balance of the loan and accrued interest can be converted into the Company’s common stock at $0.50 per share at any time at the option of the holder. However, if the lender does not convert any of the principal or interest into common stock then $112,500 of principal plus accrued interest will be due on demand on or after December 31, 2014.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 9 – DEBT, continued

Debt as of December 31, 2012 and 2011, was comprised of the following:

	2012	2011

June 2011 Note (See above)	$68,000	$68,000

December 2011 Note, net of debt discount (See above)	—	44,200

Note payable dated January 2008, unsecured, default interest rate of 10% per annum, 18 monthly payments of $22,315 commencing March 2008, maturing August 2009. Note payable was in default as of December 31, 2011. (A)	—	340,000

Note payable dated February 2012, interest at 5% per annum, $112,500 is due December 31, 2014, convertible in whole or in part to common stock at $.50 per share.	225,000	—

Promissory note dated April 2008, secured by certain of our assets, bearing interest at 6.65% per annum; 60 monthly payments of $14,276, maturing April 2013.	70,200	231,000

Promissory note dated December 2009, unsecured, bearing interest at 6% per annum, six monthly payments ranging from $10,000 to $25,000 commencing February 2010, balloon payment for outstanding balance due July 2010. The promissory note is in default as of December 31, 2012 and 2011.	104,200	109,200

Promissory note dated November 2010, unsecured, bearing interest at 8% per annum, balloon payment for outstanding balance due October 2011. The promissory note is in default as of December 31, 2012 and 2011.	25,000	25,000

Capital lease obligations, secured by certain assets, maturing September 2011 through August 2016	109,000	18,500
Total notes payable and capital lease obligation	601,400	835,900

Less: current portion, including debt discount	(319,800)	(766,800)
Notes payable and capital lease obligation, long-term	$281,600	$69,100

In June 2012, a final payment of $25,000 was made and we and the note holder agreed to a settlement amount for all principal and interest due of $446,000, which the notes holder converted into 900,000 shares of our common stock. Debt maturities as of December 31, 2012 are as follows:

Year:
2013	$319,800
2014	270,200
2015	9,800
2016	1,600
$601,400

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 9 – DEBT, continued

Future minimum lease payments under capital leases, which include bargain purchase options, are as follows at December 31, 2012:

2013	$59,900
2014	48,400
2015	10,100
2016	1,700
Total minimum lease payments	120,100
Amount representing interest	11,100
Present value of lease payments	109,000
Less current portion	(52,400)
Non-current portion	$56,600

NOTE 10 – RELATED PARTY TRANSACTIONS

Notes payable, related parties

In February 2011, we executed a secured, promissory note with one of our officers in the amount of $50,000 (the “2011 Officer Note”). The 2011 Officer Note is secured by certain assets in MV and bears interest at 8% per annum and was originally due on August 15, 2011. It is currently due on demand. As additional consideration, we issued to the officer a five-year warrant to purchase 25,000 shares of our common stock at an exercise price of $0.60 per share. We valued the warrant at approximately $6,000 using the Black-Scholes model and recorded this amount as a debt discount. The debt discount was fully amortized during 2011.

Notes payable, related parties and accrued interest due to certain related parties as of December 31, 2012 and 2011areas follows:

	2012	2011

Note payable dated February 2004, bearing interest at 8% per annum, originally due January 2008; assigned to CEO by a third party in 2010; due on demand, in default	$97,000	$97,000

Notes payable due to our CEO, bearing interest at 8% per annum, originally due February and March 2009; due on demand, in default	—	42,700

Note payable due to President of our subsidiary, REGS, interest at 8% per annum, originally due February 2009, in default	4,200	12,200

Note payable due to President of our subsidiary, REGS, interest at 8% per annum, due December 2013	—	11,400

2011 Officer Note (see description above), in default	50,000	50,000

Accrued interest	39,200	42,500

	$190,400	$255,800

We believe the stated interest rates on the related party notes payable represent reasonable market rates based on the note payable arrangements we have executed with third parties.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating lease commitments

Future commitments under non-cancellable operating leases for office and warehouse space as of December 31, 2012are as follows:

Year
2013	$188,200
2014	133,500
2015	120,000
2016	120,000
2017	120,000
Thereafter	415,000
Total	$1,096,700

For the years ended December 31, 2012 and 2011, rent expense was $292,100 and $372,000, respectively.

Litigation

In 2011, a former employee filed suit in the United States District Court for the District of Colorado, in which general allegations of discrimination were made against us arising out of the individual’s employment with us. In2011, we settled this claim for a cash payment of $33,000 and the issuance of 60,000 shares of our common stock valued at approximately $12,000.

NOTE 12–EQUITY TRANSACTIONS

Common Stock – Authorized common stock of the Company consists of 70,000,000 shares of $.001 par value, of which 40,349,400 shares were issued and outstanding at December 31, 2012.

Preferred Stock – Authorized preferred stock consists of 5,000,000 shares of preferred stock, $.001 par value, no shares of preferred stock are issued and outstanding.

2012 Common Stock Transactions

During 2012, we executed subscription agreements for the sale of units in various private placements. Each unit was priced at $50,000 and was comprised of 250,000 shares our common stock and 125,000 warrants. Each warrant is exercisable for a period of five years at an exercise price of $0.50 per share. Under the 2012 Private Placements, we sold a total of 5,825,000 shares of common stock and 2,912,500 warrants for net cash proceeds of $1,165,000. In 2012 we also sold 200,000 shares of our common stock at $.50 per share to a private investor for cash proceeds of $100,000. In December 2012, we initiated a new private placement comprised of 200,000 shares and 100,000 warrants for $50,000. One unit was subscribed to in 2012.

During 2012, the Company received a subscription receivable of $100,000 for the purchase of two units consisting of 500,000 shares of common stock and 250,000 warrants. As of December 31, 2012 the subscription receivable was still outstanding and the receivable is reported in stockholder’s equity.

During 2012, the Company issued 3.1 million shares of common stock for services valued at $512,000.

During 2012, the Company issued 900,000 shares of common stock upon the conversion of a delinquent note payable of $446,500 resulting in a gain on debt settlement of $305,800.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 12 – EQUITY TRANSACTIONS, continued

2012 Common Stock Transactions, continued

During 2012, the Company received $350,000 in return for issuing convertible debt. As an inducement to enter into the convertible debt, the convertible note holders received 350,000 shares of common stock and warrants to purchase 350,000 shares of common stock at $.50 per share exercisable for a period of 5 years. In 2012, the convertible debt and accrued interest totaling $358,100 was converted into 1,790,400 shares of common stock. The Company recorded a discount related to the common stock, warrants and beneficial conversion feature which was fully amortized upon conversion.

2011 Common Stock Transactions

During the period from May through August 2011, we executed subscription agreements for the sale of units at a price of $50,000 per unit in a private placement (the “2011 Private Placement”). Each unit was comprised of 250,000 shares our common stock and 250,000 warrants to purchase a share of our common stock at an exercise price of $0.50 per share for a period of three years from the date the warrant was issued. Under the 2011 Private Placement, we sold total of 820,000 shares of our common stock and 820,000 warrants for net cash proceeds of $149,000. As compensation for the 2011 Private Placement, we issued the broker 320,000 shares of our common stock and warrants to purchase 320,000 shares of common stock. The compensation was valued at $15,000. The warrants are exercisable for a period of three years at an exercise price of $0.50 per share.

In October 2011, we sold 100,000 shares of our common stock at $.50 per share to a private investor for cash proceeds of $50,000.

In July 2011, we executed a non-binding letter of intent to acquire a company. In December 2011, we issued 100,000 shares of our common stock, valued at $.50 per share, to extend the term of a non-binding letter of intent until April 2012. The transaction was not consummated, and the letter of intent expired.

In 2011, the Company settled a claim of discrimination by a former employee for a cash payment of $33,000 and the issued 60,000 shares of common stock valued at $12,000.

In 2011 the Company settled a debt by issuing 240,700 shares of common stock valued at $103,500, which resulted in a gain of $41,000.

During the period from January through August 2011, we issued a total of 80,000 shares of our common stock to Black Stone, a related party, for consulting services, valued at $34,400.

Warrants

In September 2010 the Company issued warrants to purchase 250,000 of the Company’s common stock, 115,301 vested in 2011 and 48,217 in 2012. The Company recorded consulting expense of $18,900 and $6,900 in 2011 and 2012, respectively. In 2012 the Company issued 200,000 warrants, 150,000 vested in 2012 and 50,000 vested in 2013. The exercise price is $0.40. The Company recorded $14,300 of expense.

In June 2011, for consulting services rendered by a third party, we issued a five year warrant to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share for consulting services. We valued the warrant at $1,063 using the Black-Scholes model and recorded the charge to our consolidated statement of operations upon issuance of the warrant.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 12 – EQUITY TRANSACTIONS, continued

Warrants, continued

A summary of warrant activity for the year ended December 31, 2012 and December 31, 2011 is presented as follows:

	Number of	Exercise
	Warrants	Price

Warrants Outstanding at January 1, 2011	2,389,000	$1.00 to $1.50
Issued	1,253,000	$0.50 to $1.00
Exercised	—
Forfeited/expired/canceled	(725,000)	—
Warrants Outstanding at January 1, 2012	2,917,000	$0.50 to $1.50
Issued	3,562,500	$0.40 to $0.50
Exercised	—	—
Forfeited/expired/canceled	(140,000)	—

Warrants Outstanding at December 31, 2012	6,339,500	$0.40 to $1.50

NOTE 13 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLAN

We do not have a qualified stock option plan, but have issued stock purchase warrants and stock options on a discretionary basis to employees, directors, service providers and outside consultants.

The Company utilizes ASC 718, Stock Compensation, related to accounting for share-based payments and, accordingly, records compensation expense for share-based awards based upon an assessment of the grant date fair value for stock options and restricted stock awards. The Black Scholes option pricing model was used to estimate the fair value of the options granted. This option pricing model requires a number of assumptions, of which the most significant are: expected stock price volatility, the expected pre-vesting forfeiture rate, and the expected option term (the amount of time from the grant date until the options are exercised or expire). The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities. The Company applied the simplified method to determine the expected term of grants. The risk free interest rate is based on or approximates the U.S. Treasury yield curve in effect at the time of the grant.

Stock compensation expense for stock options is recognized on a straight-line basis over the vesting period of the award. The Company accounts for stock options as equity awards.

Share-based compensation expense recognized in the statements of operations is based on awards ultimately expected to vest, which considers estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company recognizes the expense or benefit from the effect of adjusting the estimated forfeiture rate in the period that the forfeiture estimate changes.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 13 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLAN, continued

The weighted average estimated fair value of stock option grants and the weighted average assumptions that were used in calculating such values for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011

Risk-free interest rate	.36%	.6%
Expected volatility	77%	77%
Expected life (in years)	3.67	2.5
Dividend rate	0	0
Weighted-average estimated fair value per award	$.05	$.02

For the years ended December 31, 2012 and 2011, we recorded stock-based compensation of $60,100 and $171,100, respectively, which is included in selling, general and administrative expense in our consolidated statements of operations.

A summary of stock option activity for the year ended December 31, 2012 is presented as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Weighted Average Grant Date Fair Value Value

Outstanding at January 1, 2012	752,667	$1.01	2.4 years	$.47
Granted	1,800,000	$.50	3.7 years	$.05
Exercised	—	—
Forfeited/expired/canceled	(318,667)	$1.00	1.4 years
Outstanding at December 31, 2012	2,234,000	$.60	2.4 years	$.13
Vested and exercisable at December 31, 2012	1,242,026	$.68	2.14 years	$.19

A summary of stock option activity for the year ended December 31, 2011 is presented as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Weighted Average Grant Date Fair Value

Outstanding at January 1, 2011	962,667	$1.00	3.4 years	$.57
Granted	132,000	$1.00	2.5 years	$.02
Exercised	—	—
Forfeited/expired/canceled	(342,000)	1.00	2.4 years
Outstanding at December 31, 2011	752,667	$1.00	2.4 years	$.47
Vested and exercisable at December 31, 2011	692,061	$1.00	2.4 years	$.51

As of December 31, 2012, there was approximately $23,000 of total unrecognized compensation cost related to non-vested stock options that is expected to be recognized over a weighted-average period of approximately 2.0 years.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 13 – STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLAN, continued

Employee Benefit Plan

We have a defined contribution 401(k) plan that covers substantially all employees. Additionally, at the discretion of management, we may make contributions to eligible participants, as defined. During the years ended December 31, 2012 and 2011, we made contributions of approximately $30,750and $13,800, respectively.

NOTE 14 – NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares. Potentially dilutive securities are excluded from the calculation when their effect would be anti-dilutive. For all years presented in the consolidated financial statements, all potentially dilutive securities have been excluded from the diluted share calculations as they were anti-dilutive as a result of the net losses incurred for the respective years. Accordingly, basic shares equal diluted shares for all years presented.

Potentially dilutive securities were comprised of the following:

	December 31,
	2012	2011

Warrants	6,339,500	2,917,000
Options	2,234,000	752,667
Convertible notes payable	225,000	900,000
	8,798,500	4,569,667

NOTE 15 - SEGMENT INFORMATION AND MAJOR CUSTOMERS

We operate in three business segments; industrial cleaning, railcar cleaning, and environmental solutions. The composition of our reportable segments is consistent with that used by our chief operating decision maker to evaluate performance and allocate resources. All of our operations are located in the U.S. We have allocated corporate selling, general and administrative expenses, interest expense, depreciation and amortization and stock-based compensation to the segments based on a percentage of a segment’s revenue to total consolidated revenue. All intercompany transactions have been eliminated.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 15 - SEGMENT INFORMATION AND MAJOR CUSTOMERS continued

Segment information as of December 31, 2012 and 2011, and for the years then ended is as follows:

2012	Industrial	Railcar	Environmental	Solid
	Cleaning	Cleaning	Solutions	Waste	Corporate	Total

Revenue	$3,064,700	$2,336,900	$1,439,800	$—	$—	$6,841,400
Depreciation and amortization (1)	$172,400	$29,500	$116,000	$—	$10,000	$327,900
Interest expense	$121,900	$41,200	$13,100	$—	$127,700	$303,900
Stock-based compensation	$—	$—	$—	$—	$571,600	$571,600
Net income (loss)	$(145,300)	$397,200	$(142,000)	$(434,200)	$(1,364,800)	$(1,689,100)
Capital expenditures (cash and noncash)	$6,300	$1,700	$68,900	$—	$—	$76,900
Total assets	$1,350,000	$444,300	$892,300	$1,000	$112,200	$2,799,800

2011	Industrial	Railcar	Environmental	Solid
	Cleaning	Cleaning	Solutions	Waste	Corporate	Total

Revenue	$2,321,100	$2,458,800	$1,788,200	$—	$—	$6,568,100
Depreciation and amortization (1)	$223,700	$51,000	$120,600	$—	$4,100	$399,400
Interest expense	$131,700	$40,400	$5,200	$—	$10,800	$188,100
Stock-based compensation	$101,300	$107,600	$78,500	$—	$—	$287,400
Net income (loss)	$(628,600)	$(78,200)	$128,900	$—	$(992,000)	$(1,569,900)
Capital expenditures (cash and noncash)	$2,600	$58,700	$39,200	$—		$100,500
Total assets	$869,000	$399,300	$739,800	$—	$103,300	$2,111,400

(1)	Includes depreciation of property, equipment and leasehold improvement and amortization of intangibles

NOTE 16 - INCOME TAXES

As of December 31, 2012, once we files our federal and state income tax returns we estimate we will have net operating loss carryforwards available to offset future federal income tax of approximately $11 million. These carryforwards will expire between the years 2028 through 2031. Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances. Events that may cause changes in the our tax carryovers include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Therefore, the amount available to offset future taxable income may be limited. We carry a deferred tax valuation allowance equal to 100% of total deferred assets. In recording this allowance, we have considered a number of factors, but chiefly, our operating losses from inception. We have concluded that a valuation allowance is required for 100% of the total deferred tax assets as it is more likely than not that the deferred tax assets will not be realized.

Deferred tax assets, all of which were long-term, were comprised of the following as of December 31, 2012 and 2011:

	2012	2011

Allowance for doubtful accounts	$35,900	$115,700
Accrued expenses	66,300	18,300
Current deferred tax asset	102,200	134,000

Intangible and fixed assets	(25,500)	(56,200)
NOL carryforward	2,225,200	1,889,200
Long-term deferred tax asset	2,199,700	1,833,000

Total deferred tax asset	2,301,900	1,967,000
Less valuation allowance	(2,301,900)	(1,967,000)

Net deferred tax asset	$—	$—

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Consolidated Financial Statements

NOTE 16 - INCOME TAXES, continued

The benefit for income taxes differed from the amount computed using the U.S. federal income tax rate of 34% for December 31, 2012 and 2011 as follows:

	2012	2011

Income tax benefit (federal and state)	$574,200	$533,800
Non-deductible items	(306,000)	(138,000)
Other	66,700	24,700
Change in valuation allowance	(334,900)	(420,500)

Income tax benefit	$—	$—

NOTE 17 - ENVIRONMENTAL MATTERS AND REGULATION

Significant federal environmental laws affecting us are the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund Act”, the Clean Air Act, the Clean Water Act, and the Toxic Substances Control Act (“TSCA”).

Pursuant to the EPA’s authorization of their RCRA equivalent programs, a number of states have regulatory programs governing the operations and permitting of hazardous waste facilities. Our facilities are regulated pursuant to state statutes, including those addressing clean water and clean air. Our facilities are also subject to local siting, zoning and land use restrictions. Although our facilities occasionally have been cited for regulatory violations, we believe we are in substantial compliance with all federal, state and local laws regulating our business.

NOTE 18 - SUBSEQUENT EVENTS

For the period January 1, 2013 through the date of this report the Company raised approximately $516,000 from the private placement sale of common stock and warrants.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
ASSETS	Unaudited	*
Current assets:
Cash	$130,200	$70,400
Cash – restricted	131,600	220,000
Accounts receivable, net of allowance of $109,400 and $92,900, respectively	1,279,600	1,173,800
Costs and estimated earnings in excess billings on uncompleted contracts	177,500	35,500
Inventory	18,500	46,000
Prepaid expenses and other assets	196,100	41,600
Total current assets	1,933,500	1,587,300

Property and equipment, net	878,400	752,100
Intangible assets, net	429,700	450,900
Other assets	9,400	9,400
TOTAL ASSETS	$3,251,000	$2,799,700

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,421,800	$1,323,300
Accrued liabilities	488,700	499,100
Billings in excess of costs and estimated earnings on uncompleted contracts	462,500	327,400
Current portion of payroll taxes payable	336,100	335,400
Current portion of notes payable and capital lease obligations	281,000	319,800
Notes payable - related parties, including accrued interest	191,400	190,400
Total current liabilities	3,181,500	2,995,400

Payroll taxes payable, net of current portion	750,800	745,400
Notes payable and capital lease obligations, net of current portion	281,600	281,600
Total liabilities	4,213,900	4,022,400

Commitments and contingencies

Stockholders’ deficit:
Preferred stock; $.001 par value; 5,000,000 shares authorized; -0- shares issued	-	-
Common stock; $.001 par value; 70,000,000 shares authorized; and 42,245,300 40,349,300 shares issued and outstanding 2013 and 2012, respectively	42,200	40,300
Additional paid-in capital	11,130,000	10,632,200
Stock subscription receivable	(100,000)	(100,000)
Accumulated deficit	(11,767,000)	(11,595,500)
Non-controlling interest	(268,100)	(199,700)
Total stockholders’ deficit	(962,900)	(1,222,700)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,251,000	$2,799,700

*These numbers were derived from the audited financial statements for the year ended December 31, 2012.

See accompanying notes.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended
Revenue:	2013	2012
Products	$901,600	$204,800
Services	1,667,200	898,000
Total revenue	2,568,800	1,102,800

Operating expenses:
Products costs	572,200	182,300
Services costs	1,038,700	553,800
Selling, general and administrative expenses	1,174,500	709,700
Total operating expenses	2,785,400	1,445,800

Loss from operations	(216,600)	(343,000)

Other income (expenses):
Interest income	2,000	-
Interest expense	(23,900)	(64,500)
Penalties and late fees	(1,400)	(6,100)
Other	-	(2,900)
Total non-operating expenses, net	(23,300)	(73,500)

Net loss	(239,900)	(416,500)
Less: Net loss attributable to non-controlling interest	(68,400)	-
Net loss attributable to SEER common stockholders	$(171,500)	$(416,500)

Net loss per share, basic and diluted	$(.004)	$(.015)

Weighted average shares outstanding – basic and diluted	41,281,000	27,498,100

See accompanying notes.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

	For the Three Months Ended March 31,
Cash flows from operating activities:	2013	2012
Net loss	$(239,900)	$(416,500)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts receivable	22,800	14,000
Depreciation and amortization	86,900	84,900
Stock-based compensation expense	5,500	30,400
Amortization of debt discount	-	2,900
Changes in operating assets and liabilities:
Cash – restricted	88,400	-
Accounts receivable	(128,600)	119,300
Costs in Excess of billings on uncompleted contracts	(142,000)	(63,100)
Inventory	27,500	(25,000)
Prepaid expenses and other assets	(154,600)	(32,000)
Accounts payable	98,500	(131,900)
Accrued liabilities and related party notes payable accrued interest	2,000	102,500
Billings in excess of revenue on uncompleted contracts	135,200	35,900
Payroll taxes payable	(3,400)	(1,900)
Net cash used in operating activities	(201,700)	(280,500)

Cash flows from investing activities:
Purchase of property and equipment	(191,800)	(22,600)
Proceeds the sale of property and equipment	-
Net cash used in investing activities	(191,800)	(22,600)

Cash flows from financing activities:
Proceeds from notes payable	-	225,000
Payments of notes payments and capital lease obligations	(38,800)	(52,100)
Payments of related party notes payable and accrued interest	(1,900)	(2,900)
Proceeds from the sale of common stock and warrants, net of expenses	494,000	100,000
Net cash provided by financing activities	453,300	270,000

Net increase (decrease) in cash	59,800	(33,100)
Cash at the beginning of period	70,400	81,100
Cash at the end of period	$130,200	$48,000

Supplemental disclosures of cash flow information:

Cash paid for interest	$2,900	$(7,800)
Conversion of accounts payable and accrued expenses to notes payable	-	$66,900
Discount on note payable	-	$(2,900)
Purchase of assets under capital leases	-	$121,300

See accompanying notes.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND FINANCIAL CONDITION

Organization

Strategic Environmental & Energy Resources, Inc. ("SEER", "we" or the "Company"), a Nevada corporation, is a provider of industrial products and services in the environmental, energy, and rail transportation sectors.  SEER has three wholly-owned operating subsidiaries which provide industrial services to companies in the petroleum, industrial, manufacturing, and medical industries:  REGS, LLC (d/b/a Resource Environmental Group Services ("REGS")) provides mobile cleaning services to refineries and other entities in Colorado, Wyoming, Oklahoma, Kansas and Utah and also operates a site in Utah, on behalf of another company, to treat frac water resulting from oil and gas exploration;  Tactical Cleaning Company, LLC ("TCC") provides cleaning services to railcar tankers from its sites in Colorado and Kansas; MV, LLC ("MV"), located in Colorado, designs and builds emission and odor control units for refineries, municipalities and other corporate entities; and two majority-owned subsidiaries, Paragon Waste Solutions, LLC ("PWS") a newly formed operating company, owned 54% by SEER (see Note 7) that is developing specific opportunities to deploy and commercialize certain patent-pending technologies for a cold plasma oxidation process that makes possible the clean destruction of hazardous chemical and biological waste (i.e., hospital red bag waste) without traditional incineration with harmful emissions and BeneFuels, LLC (“BeneFuels”), formed in February 2013, owned 90% by SEER and was formed to focus specifically on treating biogas for conversion to pipeline quality gas and/or CNG for fleet vehicles.  BeneFuels had no operations as of May 7, 2013.

Principals of Consolidation

The accompanying consolidated financial statements include the accounts of SEER, its wholly-owned subsidiaries, REGS, TCC and MV and its majority-owned subsidiaries PWS and BeneFuels, since their respective acquisition or formation dates. All material intercompany accounts, transactions, and profits have been eliminated in consolidation.

Basis of presentation Unaudited Interim Financial Information

The accompanying interim condensed consolidated financial statements are unaudited. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all of the normal recurring adjustments necessary to present fairly the financial position and results of operations as of and for the periods presented. The interim results are not necessarily indicative of the results to be expected for the full year or any future period.

Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Company believes that the disclosures are adequate to make the interim information presented not misleading. These consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto included elsewhere in this Form 10.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make a number of estimates and assumptions related to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period.  Significant items subject to such estimates and assumptions include the carrying amount of intangible assets; valuation allowances and reserves for receivables and inventory and deferred income taxes; revenue recognition related to contracts accounted for under the percentage of completion method; share-based compensation; and loss contingencies, including those related to litigation.  Actual results could differ from those estimates.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

We consider all highly liquid debt investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.  Periodically, we maintain deposits in financial institutions in excess of federally insured limits.  As of March 31, 2013 and December 31, 2012, we did not hold any assets that would be deemed to be cash equivalents.

Restricted Cash

At March 31, 2013 and December 31, 2012, the company had $131,600 and $220,000, respectively, of self-imposed restricted cash that was maintained by its attorney in a special trust account created for the purpose of making payments to the IRS in accordance with an installment plan (see Note 8).

Accounts Receivable

Accounts receivable are recorded at the invoiced amounts less an allowance for doubtful accounts.  The allowance for doubtful accounts is based on our estimate of the amount of probable credit losses in our accounts receivable.  We determine the allowance for doubtful accounts based upon an aging of accounts receivable, historical experience and management judgment.  Accounts receivable balances are periodically reviewed for collectability, and balances are charged off against the allowance when we determine that the potential for recovery is remote. An allowance for doubtful accounts of approximately $109,400 and $92,900 has been reserved as of March 31, 2013 and December 31, 2012, respectively.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including accounts receivable and accounts payable, are carried at cost, which approximates their fair value due to their short-term maturities.  We believe that the carrying value of notes payable with third parties, including their current portion, approximate their fair value, as those instruments carry market interest rates based on our current financial condition and liquidity.  We believe the amounts due to related parties also approximate their fair value, as their carried interest rates are consistent with those of our notes payable with third parties.

Inventory

Inventory is stated at the lower of cost or market, generally using the specific identification method.  Our inventory is primarily comprised of accumulated costs related to MV contracts.  These costs represent recoverable costs incurred for production, including materials, engineering time billed as incurred and allocable operating overhead. Inventories are reviewed periodically and items considered to be slow-moving or obsolete are reduced to estimated net realizable value through an appropriate reserve. At March 31, 2013 and December 31, 2012, there was no inventory reserve.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation.  Expenditures for replacements, renewals and betterments are capitalized.  Repairs and maintenance costs are expensed as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets of generally five to seven years for equipment, five to ten years for vehicles and three years for computer related assets.  Assets are depreciated starting at the time they are placed into service.  A portion of depreciation expense is charged to cost of product revenue on the consolidated statement of operations.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Property and Equipment, continued

Leasehold improvements are amortized using the straight-line method over the shorter of the lease term (including reasonably assured renewal periods), which range from three to seven years, or their estimated useful life.

Intangible Assets

Intangible assets with estimable useful lives are amortized using the straight-line method over their respective estimated useful lives verses their estimated residual values, and are reviewed for impairment annually, or whenever events or circumstances indicate their carrying amount may not be recoverable.  We conduct our annual impairment test on December 31 of each year. The Company has evaluated its intangibles for impairment and has determined that intangibles were not impaired.

Long-lived Assets

We evaluate the carrying value of long-lived assets for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.  An asset is considered to be impaired when the anticipated undiscounted future cash flows of an asset group are estimated to be less than its carrying value.  The amount of impairment recognized is the difference between the carrying value of the asset group and its fair value.  Fair value estimates are based on assumptions concerning the amount and timing of estimated future cash flows.  No impairment was determined as of March 31, 2013 and December 31, 2012.

Revenue Recognition

We recognize revenue related to contract projects and services when all of the following criteria are met:  (i) persuasive evidence of an agreement exists, (ii) delivery has occurred or services have been rendered, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.  Our revenue is primarily comprised of services related to industrial cleaning and railcar cleaning, which we recognize as services are rendered.

Product revenue generated from projects, which include the manufacturing of products, for removal and treatment of hazardous vapor and gasses is accounted for under the percentage-of-completion method for projects with durations in excess of three months and the completed-contract method for all other projects.  Total estimated revenue includes all of the following:  (1) the basic contract price (2) contract options (3) change orders (4) claims and (5) contract provisions for penalties and incentive payments, including award fees and performance incentives.

Under the percentage-of-completion method, we recognize revenue primarily based on the ratio of costs incurred to date to total estimated contract costs.  Performance incentives are included in our estimates of revenue using the percentage-of-completion method when their realization is reasonably assured.  Cancellation fees are included in our estimates of revenue using the percentage-of-completion method when the cancellation notice is received from the client.

Provisions for estimated losses on uncompleted contracts are made in the period in which the losses are identified.  The cumulative effect of changes to estimated contract profit and loss, including those arising from contract penalty provisions such as liquidated damages, final contract settlements, warranty claims and reviews of our costs performed by clients, are recognized in the period in which the revisions are identified.  To the extent that these adjustments result in a reduction or elimination of previously reported profits, we report such a change by recognizing a charge against current earnings.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Revenue Recognition, continued

For contracts accounted for under the percentage-of-completion method, we include in current assets and current liabilities amounts related to construction contracts realizable and payable.  Costs and estimated earnings in excess of billings on uncompleted contracts represent the excess of contract costs and profits recognized to date over billings to date, and are recognized as a current asset.  Billings in excess of costs and estimated earnings on uncompleted contracts represents the excess of billings to date over the amount of contract costs and profits recognized to date, and are recognized as a current liability.

Stock-based Compensation

We account for stock-based awards at fair value on the date of grant, and recognize compensation over the service period that they are expected to vest.  We estimate the fair value of stock options and stock purchase warrants using the Black-Scholes option pricing model.  The estimated value of the portion of a stock-based award that is ultimately expected to vest, taking into consideration estimated forfeitures, is recognized as expense over the requisite service periods.  The estimate of stock awards that will ultimately vest requires judgment, and to the extent that actual forfeitures differ from estimated forfeitures, such differences are accounted for as a cumulative adjustment to compensation expenses and recorded in the period that estimates are revised.

Research and Development

Research and development costs are charged to expense as incurred.  Such expenses were $93,200 and $0, respectively, for the three months ended March 31, 2013 and 2012.

Income Taxes

The Company accounts for income taxes pursuant to Accounting Standards Codification (“ASC”) 740, Income Taxes, which utilizes the asset and liability method of computing deferred income taxes. The objective of this method is to establish deferred tax assets and liabilities for any temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The current and deferred tax provision is allocated among the members of the consolidated group on the separate income tax return basis.

ASC 740 also provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized. During the three months ended March 31, 2013 and 2012 the Company recognized no adjustments for uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. No interest and penalties related to uncertain tax positions were recognized at March 31, 2013 and December 31, 2012. The Company expects no material changes to unrecognized tax positions within the next twelve months.

The Company has not filed federal and state tax returns since inception.  The tax periods for the years ending December 31, 2008 through 2012 are open to examination by federal and state authorities.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Recently issued accounting pronouncements

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASU’s) to the FASB’s Accounting Standards Codification.  The Company considers the applicability and impact of all new or revised ASU’s.

In December 2011, the FASB issued an amendment to the accounting guidance for disclosure of offsetting assets and liabilities and related arrangements. The amendment expands the disclosure requirements in that entities will be required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The amendment is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013, and shall be applied retrospectively. The adoption of this accounting pronouncement did not have a material impact on our financial statements.

In July 2012, the Financial Accounting Standards Board (“FASB”) issued guidance which amends the guidance on testing indefinite-lived intangible assets, other than goodwill, for impairment. Under the new guidance, an entity testing an indefinite-lived intangible asset for impairment has the option of performing a qualitative assessment before calculating the fair value of the asset. If the entity determines, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is not more likely than not impaired, the entity would not need to calculate the fair value of the asset. The guidance is effective for the Company for our annual impairment test for fiscal 2014. The adoption of this guidance is not expected to have a significant impact on our consolidated financial position, results of operations, or cash flows.

In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 did not have a material impact on our financial position or results of operations.

In March 2013, the FASB issued ASU 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity,” (“ASU 2013-05”). The objective of ASU 2013-05 is to clarify the applicable guidance for the release into net income of the cumulative translation adjustment upon derecognition of a subsidiary or group of assets within a foreign entity. ASU 2013-05 is effective for annual and interim reporting periods beginning after December 15, 2013 with early adoption permitted. The Company is currently evaluating the impact that the adoption will have on the determination or reporting of its financial results.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment was comprised of the following:

	March 31,	December 31,
	2013	2012

Field and shop equipment	$1,110,100	$1,051,900
Vehicles	442,900	382,500
Furniture and office equipment	17,000	24,500
Leasehold improvements	55,500	55,500
	1,625,500	1,514,400
Less: accumulated depreciation and amortization	(747,100)	(762,300)
Property and equipment, net	$878,400	$752,100

Depreciation expense and amortization of leasehold improvements for the three months ended March 31, 2013 and 2012, was $65,600 and $63,700, respectively.

Property and equipment included the following amounts for leases that have been capitalized at:

	March 31,	December 31,
	2012	2011

Field and shop equipment	$131,500	$148,500
Less: accumulated amortization	(24,400)	(29,500)
	$107,100	$119,000

NOTE 4 – INTANGIBLE ASSETS

Intangible assets were comprised of the following:

	March 31, 2013
	Gross carrying amount	Accumulated amortization	Net carrying value

Customer list	$42,500	$(29,400)	$13,100
Technology	712,100	(312,400)	399,700
Trade name	54,600	(37,700)	16,900

	$809,200	$(379,500)	$429,700

	December 31, 2012
	Gross carrying amount	Accumulated amortization	Net carrying value

Customer list	$42,500	$(27,800)	$14,700
Technology	712,100	(294,700)	417,400
Trade name	54,600	(35,800)	18,800

	$809,200	$(358,300)	$450,900

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 4 – INTANGIBLE ASSETS, continued

The estimated useful lives of the intangible assets range from seven to ten years.  Amortization expense was $21,300 and $21,300 for the three months ended March 31, 2013 and 2012, respectively.  The estimated aggregate amortization expense for each of the next five years is as follows:

2013	$85,100
2014	85,100
2015	77,000
2016	71,200
2017	71,200
Thereafter	61,300
$450,900

NOTE 5 - ACCRUED LIABILITIES

Accrued liabilities were comprised of the following:

	March 31,	December 31,
	2013	2012

Accrued compensation and related taxes	$367,700	$385,100
Accrued interest	59,000	61,600
Accrued material and other job related costs	51,100	30,700
Other	10,900	21,700
	$488,700	$499,100

NOTE 6 - UNCOMPLETED CONTRACTS

Costs, estimated earnings and billings on uncompleted contracts are as follows:

	March 31,	December 31,
	2013	2012

Revenue Recognized	$929,400	$63,800
Less: Billings to date	(751,900)	(28,300)
Costs and estimated earnings in excess of billings on uncompleted contracts	$177,500	$35,500

Billings to date	$846,800	$775,800
Revenue recognized	(384,300)	(448,400)
Billings in excess of costs and estimated earnings on uncompleted contracts	$462,500	$327,400

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 7– INVESTMENT IN PARAGON WASTE SOLUTIONS LLC

In 2010, the Company and Black Stone Management Services, Inc. ("Black Stone") formed PWS whereby 1,000,000 membership units were issued, the Company acquired 60% (600,000) of the membership units in PWS and Black Stone acquired 40% (400,000) of the membership units in PWS, respectively. In June 2012, the Company and Blackstone each allocated 10% of their respective membership units in PWS to two individuals, one of which is an officer of the Company and one which is a shareholder of the Company and an officer of a subsidiary.  There was no value to the units at the time of the allocation.  As of December 31, 2012 the Company owns 54% of the membership units, Black Stone 36% of the membership units and two individuals, one of which is an officer of the Company and one who is a shareholder, each own 5% each of the membership units.

In August, 2011, we acquired certain waste destruction technology intellectual property (the "IP") from Black Stone in exchange for 1,000,000 shares of our common stock valued at $100,000.  We estimated the useful life of the IP at ten years, which was consistent with the useful life of other technology included in our intangible assets, and management’s initial assessment of the potential marketability of the IP.

During 2012, we have provided approximately $415,000 in funding to PWS for further development and construction of a prototype commercial waste destruction unit.  For the three months ended March 31, 2013 we provided $135,800 in funding to PWS. Black Stone has made no capital contributions or other funding to PWS.  The intent of the operating agreement is that we will provide the funding as an advance against future earnings distributions made by PWS.

NOTE 8 - PAYROLL TAXES PAYABLE

In 2009 and 2010, the Company became delinquent for unpaid federal employer and employee payroll taxes and accrued interest and penalties related to the unpaid payroll taxes. Additionally, we had amounts outstanding for certain unpaid state payroll taxes and accrued interest and penalties applicable to 2012 and 2011. All interest and penalties related to the delinquent federal and state payroll taxes are included in the section labeled “other income and expenses” in the consolidated statement of operations.

In September 2011, we received approval from the IRS to begin paying our outstanding federal payroll tax and related interest and penalties liabilities totaling approximately $971,000, for the aforementioned years in installments (the "Installment Plan").  Under the Installment Plan, we were required to pay minimum monthly installments of $12,500 commencing September 2011, which increased to $25,000 per month in September 2012, until the liability is paid in full.  Through the duration of the Installment Plan, the IRS continues to charge penalties and interest at statutory rates.  If the conditions of the Installment Plan are not met, the IRS may cancel it and may demand the outstanding liability to be repaid through a levy on income, bank accounts or other assets, or by seizing certain of our assets.  Additionally, the IRS has filed a notice of federal tax lien against certain of our assets to satisfy the obligation.  The IRS is to release this lien if and when we pay the full amount due.  As of March 31, 2013 and December 31, 2012, the outstanding balance due to the IRS was $988,300, and $1,045,400, respectively.  Two of the officers’ of the Company also have liability exposure for a portion of the taxes if the Company does not pay them.

As of March 31, 2013 and December 31, 2012, the amounts due for past due state payroll taxes, interest and penalties, was $65,100 and $35,400, respectively.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 9 – DEBT

In June 2011, we issued an unsecured promissory note to a third party in the amount of $40,000 (the "June 2011 Note") bearing interest at a rate of 10% per annum and a three year warrant to purchase 13,000 shares of our common stock at an exercise price of $1.00 per share.  In addition, a second note payable, to the same third party, in the amount of $25,000 plus $3,000 of accrued interest was also converted into the June 2011 Note, resulting in a new principal balance of $68,000.  Principal payments were due beginning November 2011 and the June 2011 Note is in default as of December 31, 2012, as no payments have been made to date.  We valued the warrant at $170 using the Black-Scholes model and recorded this amount as a debt discount.  The debt discount was fully amortized during 2011.

In December 2011, we issued a secured promissory note to a third party in the amount of $50,000 (the "December 2011 Note") bearing interest at 18% per year, secured by certain assets in TCC and a five year warrant to purchase 25,000 shares of our common stock at an exercise price of $0.50 per share. We valued the warrant at $5,749 using the Black-Scholes model and recorded this amount as a debt discount.  The December 2011 Note was paid in full in June 2012.

The Company entered into a loan agreement evidenced by a convertible secured promissory note with Advanced Technology Materials, Inc. on February 14, 2012.  The amount of the convertible secured promissory note is $225,000.  The loan agreement allows for an additional $225,000 to be borrowed upon meeting certain defined milestones and stipulates the Company provide the lenders, among other things, a security agreement which also identifies the collateral, a registration rights agreement granting piggy-back registration rights to the lender, a development agreement and use the loan proceeds for projects and transactions contemplated in the term sheet and development agreement.  The note bears interest at 5 percent per annum.  The entire loan and/or unpaid balance of the loan and accrued interest can be converted into the Company’s common stock at $0.50 per share at any time at the option of the holder.  However, if the lender does not convert any of the principal or interest into common stock then $112,500 of principal plus accrued interest will be due on demand on or after December 31, 2014.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 9 – DEBT, continued

Debt as of March 31, 2013 and December 31, 2012, was comprised of the following:

	2013	2012

June 2011 Note (See above)	$68,000	$68,000

Note payable dated February 2012, interest at 5% per annum, $112,500 is due December 31, 2014, convertible in whole or in part to common stock at $.50 per share.	225,000	225,000

Promissory note dated April 2008, secured by certain of our assets, bearing interest at 6.65% per annum; 60 monthly payments of $14,276, maturing April 2013.	42,400	70,200

Promissory note dated December 2009, unsecured, bearing interest at 6% per annum, six monthly payments ranging from $10,000 to $25,000 commencing February 2010, balloon payment for outstanding balance due July 2010. The promissory note is in default as of December 31, 2012 and 2011.	104,200	104,200

Promissory note dated November 2010, unsecured, bearing interest at 8% per annum, balloon payment for outstanding balance due October 2011. The promissory note is in default as of December 31, 2012 and 2011.	25,000	25,000

Capital lease obligations, secured by certain assets, maturing September 2011 through August 2016	98,000	109,000
Total notes payable and capital lease obligation	562,600	601,400
Less: current portion, including debt discount	(281,000)	(319,800)
Notes payable and capital lease obligation, long-term	$281,600	$281,600

In June 2012, a final payment of $25,000 was made and we and the note holder agreed to a settlement amount for all principal and interest due of $446,000, which the notes holder converted into 900,000 shares of our common stock.

NOTE 10 – RELATED PARTY TRANSACTIONS

Notes payable, related parties

In February 2011, we executed a secured, promissory note with one of our officers in the amount of $50,000 (the “2011 Officer Note”).  The 2011 Officer Note is secured by certain assets in MV and bears interest at 8% per annum and was originally due on August 15, 2011.  It is currently due on demand.  As additional consideration, we issued to the officer a five-year warrant to purchase 25,000 shares of our common stock at an exercise price of $0.60 per share.  We valued the warrant at approximately $6,000 using the Black-Scholes model and recorded this amount as a debt discount.  The debt discount was fully amortized during 2011.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 10 – RELATED PARTY TRANSACTIONS, continued

Notes payable, related parties and accrued interest due to certain related parties as of March 31, 2013 and December 31, 2012 are as follows:

	2013	2012

Note payable dated February 2004, bearing interest at 8% per annum, originally due January 2008; assigned to CEO by a third party in 2010; due on demand, in default	$97,000	$97,000

Note payable due to President of our subsidiary, REGS, interest at 8% per annum, originally due February 2009, in default	2,300	4,200

2011 Officer Note (see description above), in default	50,000	50,000

Accrued interest	42,100	39,200

	$191,400	$190,400

We believe the stated interest rates on the related party notes payable represent reasonable market rates based on the note payable arrangements we have executed with third parties.

NOTE 11 – EQUITY TRANSACTIONS

In December 2012, we initiated a new private placement comprised of 200,000 shares and 100,000 warrants for $50,000.  Each warrant is exercisable for a period of three years at an exercise price of $.50 per share. For the three months ended March 31, 2013 we sold 9.9 units for proceeds of $494,000.

NOTE 12 – CUSTOMER CONCENTRATIONS

The Company had sales from operations to two customers for the three months ended March 31, 2013 and 2012 that represented approximately 34% and 30% of our sales. The concentration of the Company’s business with a relatively small number of customers may expose us to a material adverse effect if one or more of these large customers were to experience financial difficulty or were to cease being customer for non-financial related issues.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 13 – NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding.  Diluted net loss per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares.  Potentially dilutive securities are excluded from the calculation when their effect would be anti-dilutive.  For all years presented in the consolidated financial statements, all potentially dilutive securities have been excluded from the diluted share calculations as they were anti-dilutive as a result of the net losses incurred for the respective years.  Accordingly, basic shares equal diluted shares for all years presented.

Potentially dilutive securities were comprised of the following:

	March 31,
	2013	2012

Warrants	6,487,500	2,777,000
Options	2,234,000	2,552,700
Convertible notes payable	225,000	900,000
	8,946,500	6,229,700

NOTE 14 - ENVIRONMENTAL MATTERS AND REGULATION

Significant federal environmental laws affecting us are the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund Act", the Clean Air Act, the Clean Water Act, and the Toxic Substances Control Act ("TSCA").

Pursuant to the EPA's authorization of their RCRA equivalent programs, a number of states have regulatory programs governing the operations and permitting of hazardous waste facilities.  Our facilities are regulated pursuant to state statutes, including those addressing clean water and clean air.  Our facilities are also subject to local siting, zoning and land use restrictions. Although our facilities occasionally have been cited for regulatory violations, we believe we are in substantial compliance with all federal, state and local laws regulating our business.

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

NOTE 15 - SEGMENT INFORMATION AND MAJOR CUSTOMERS

We operate in three business segments; industrial cleaning, railcar cleaning, and environmental solutions.  The composition of our reportable segments is consistent with that used by our chief operating decision maker to evaluate performance and allocate resources.  All of our operations are located in the U.S.  We have allocated corporate selling, general and administrative expenses, interest expense, depreciation and amortization and stock-based compensation to the segments based on a percentage of a segment’s revenue to total consolidated revenue.  All intercompany transactions have been eliminated.

Segment information for the three months ended March 31, 2013 and 2012 is as follows:

2013	Industrial	Railcar	Environmental	Solid
	Cleaning	Cleaning	Solutions	Waste	Corporate	Total

Revenue	$1,118,100	$549,100	$901,600	-	-	$2,568,800,
Depreciation and amortization (1)	$47,100	$5,900	$31,400	-	$2,500	$86,900
Interest expense	$7,800	$9,700	$2,600	-	$3,800	$23,900
Stock-based compensation	-	-	-	-	$5,500	$5,500
Net income (loss)	$22,100	$75,400	$118,900	$(80,300)	$(376,000)	$(239,900)
Capital expenditures (cash and noncash)	$150,900	$40,900	-	-	-	$191,800
Total assets	$1,580,900	$448,700	$1,063,700	-	$157,700	$3,251,000

2012	Industrial	Railcar	Environmental	Solid
	Cleaning	Cleaning	Solutions	Waste	Corporate	Total

Revenue	$351,600	$546,300	$204,900	-	-	$1,102,800
Depreciation and amortization (1)	$46,700	$6,300	$29,400	-	$2,500	$84,900
Interest expense	$44,100	$13,800	$1,800	-	$7,600	$67,300
Stock-based compensation	-	-	-	-	$30,400	$30,400
Net income (loss)	$(144,100)	$69,300	$(75,000)	-	$(266,700)	$(416,500)
Capital expenditures (cash and noncash)	$1,300	-	$21,300	-	-	$22,600
Total assets	$738,900	$453,000	$827,100	-	$105,100	$2,124,100

(2)	Includes depreciation of property, equipment and leasehold improvement and amortization of intangibles